Exhibit 10.1

Named Executive Officer Salary Actions

Name	2006 Salary	Increase	Percentage Increase	2007 Salary*

John D. Finnegan	$1,275,000	—	—	$1,275,000
John J. Degnan	$645,000	$32,250	5%	$677,250
Thomas F. Motamed	$725,000	$36,250	5%	$761,250
Michael O’Reilly	$670,000	$33,500	5%	$703,500
Paul J. Krump	$438,000	$13,000	3%	$451,000

*       Salary increases take effect April 1, 2007.